Exhibit 99.1

NEWS RELEASE

Valvoline Reports Third-Quarter Fiscal 2018 Results
For the quarter, Valvoline Instant Oil Change (VIOC) delivers system-wide same-store sales (SSS) growth of 7.9 percent, Core North America premium mix increases 470 basis points and International volume grows 1 percent, including unconsolidated joint ventures, with a 9 percent increase in the high-growth emerging markets of China and India

•	Reported net income of $64 million and earnings per diluted share (EPS) of $0.33

•	Adjusted EPS grew 10% to $0.32, while adjusted EBITDA grew 3% to $115 million

•	Sales grew 8% to $577 million while lubricant volume was flat at 46.0 million gallons

•	VIOC system-wide SSS grew 7.9%

•	Repurchased 4.6 million shares for $98 million

•	Updates adjusted EBITDA guidance to $465-$470 million and adjusted EPS guidance to $1.26-$1.31
LEXINGTON, Ky., Aug. 1, 2018 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its third fiscal quarter ended June 30, 2018.
Reported third-quarter 2018 net income and EPS were $64 million and $0.33, respectively. These results included after-tax income of $7 million ($0.04 per diluted share) related to non-service pension and other post-employment benefit (OPEB) income and after-tax expenses of $2 million ($0.01 per diluted share) related to a foreign currency adjustment in connection with the Great Canadian Oil Change acquisition and $3 million ($0.02 per diluted share) primarily related to Kentucky state tax reform.
Reported third-quarter 2017 net income and EPS were $56 million and $0.27 respectively, which included after-tax income of $10 million ($0.05 per diluted share) related to non-service pension and OPEB income and after-tax expenses of $13 million ($0.07 per diluted share) for legacy and other separation-related costs.
Adjusted third-quarter 2018 net income and adjusted EPS were $62 million and $0.32, respectively, compared to adjusted net income of $59 million and adjusted EPS of $0.29 in the prior year period. (See Table 7 for reconciliation of adjusted net income and adjusted EPS.)

Third-quarter results were driven by the ongoing strength of SSS in VIOC and strong joint venture performance and favorable foreign exchange in International, which were partially offset by lower Core North America margins due to weaker Do-It-For-Me (DIFM) installer volumes and negative price-cost lag. These factors led to adjusted EBITDA of $115 million, a 3 percent increase compared to the prior year period.
“In the quarter we experienced weaker-than-expected volume and short-term margin pressure driven by raw material cost inflation. As a result, our third quarter results came in below our expectations,” said Chief Executive Officer Sam Mitchell. “Despite these headwinds, our team continued to deliver against some of our key performance indicators. VIOC same-store sales growth was 7.9 percent. Premium mix continues to be strong and we are pleased with the volume gains in both China and India.”
Operating Segment Results for the Third Quarter
Core North America

•	Lubricant volume declined 1% to 25.5 million gallons

•	Branded premium mix increased 470 basis points to 49.7%

•	Operating income declined 15% to $41 million; EBITDA declined 12% to $46 million
Core North America’s total lubricant volume declined 1 percent in the quarter. Branded volume declined modestly versus prior year while non-branded volume declined 2 percent. Volume sold through the Do-It-Yourself (DIY) channel grew 2 percent. This was offset by soft performance in DIFM installer channels.
Branded premium mix continued to improve, reflecting the ongoing shift to synthetic products. The benefit of this enhanced product mix, however, was offset by lower conventional and non-branded volumes as well as lower volume within DIFM installer channels. Margin was negatively affected by higher year-over-year base oil costs.
Valvoline expects improved margins in the fourth quarter, driven by pricing actions and favorable mix, leading to year-over-year EBITDA growth in Core North America.
Quick Lubes

•	VIOC SSS increased 7.9% overall, 8.7% for company-owned stores and 7.4% for franchised stores

•	Operating income grew 12% to $38 million; adjusted EBITDA grew 18% to $47 million

•	VIOC ended the quarter with 1,154 total stores, a net increase of 13 during the period and 41 over the prior year
The Quick Lubes operating segment had another very strong quarter and continues to be a key growth driver for the company. The increase in SSS was the result of both increased transactions and average ticket. The continued success of investments made in customer acquisition and retention programs drove higher transactions. Previously implemented pricing actions and premium mix led to higher average ticket.
Sales and segment EBITDA growth were driven by increased SSS and the addition of 41 net new stores as compared to the prior year.

On July 13, 2018, the company completed its acquisition of Great Canadian Oil Change, Valvoline’s first international quick-lube acquisition. With 73 franchised locations, Great Canadian Oil Change is the third-largest quick-lube chain in Canada. Its established brand and loyal customer base provides the company with an excellent foundation to expand its quick-lube footprint outside the U.S.
International

•	Lubricant volume declined 2% to 14.3 million gallons; lubricant volume from unconsolidated joint ventures grew 6% to 10.4 million gallons

•	Operating income grew 11% to $20 million; EBITDA grew 10% to $22 million
The International segment continued to drive volume gains in the fast-growing markets of China and India where total volume, including unconsolidated joint ventures, grew 9 percent. These volume gains were offset by soft volumes in other regions.
International segment EBITDA grew 10 percent to $22 million in the quarter. Pricing actions taken in previous periods combined with strong performances from unconsolidated joint ventures offset cost increases and contributed $1 million to EBITDA improvement. Foreign exchange also had a favorable $1 million impact on EBITDA compared to the prior year period.
Balance Sheet and Cash Flow

•	Total debt of approximately $1.3 billion and net debt of approximately $1.2 billion

•	Year-to-date cash flow from operations of $181 million and free cash flow of $130 million

•	Repurchased 4.6 million shares for $98 million in the third quarter
Total and net debt increased moderately from the previous quarter. The company added $73 million of cash flow from operations in the period.
The company repurchased $98 million of stock in the quarter, continuing to deliver against its stated objective of returning cash to shareholders through dividends and share repurchases. Fiscal year to date, the company has repurchased $224 million of Valvoline stock and paid $45 million in dividends.
Fiscal 2018 Outlook
”For the fiscal fourth quarter, we anticipate continued strong same-store sales growth from VIOC. We’re also excited to bring the Great Canadian Oil Change stores into our system and at the same time expect to add nearly 30 new stores across the VIOC network. We expect a solid quarter in International and modest improvement in Core North America,” Mitchell said. “Driven primarily by reduced volume expectations, we are lowering our fiscal 2018 adjusted EBITDA guidance to $465 to $470 million.
“Despite a challenging third quarter, our teams continue to make progress laying a solid foundation for the future.”
Fiscal 2018 updated full-year expectations:

	Updated Outlook	Prior Outlook
Operating Segments
Lubricant gallons	1-2%	3-4%
Revenues	9-11%	10-12%
New stores
VIOC company-owned (excluding franchise conversions)	No change	23-25
VIOC franchised (excluding franchise conversions)	30-35	25-35
VIOC same-store sales	7-7.5%	6.5-7.5%
Adjusted EBITDA (excluding pension & OPEB income)	$465-$470 million	$480-$490 million
Corporate Items
Pension & OPEB income (excluding remeasurements)	No change	$40 million
Adjusted effective tax rate	No change	27-28%
Diluted adjusted EPS (excluding pension & OPEB income)	$1.26-$1.31	$1.31-$1.38
Capital expenditures	$85-$90 million	$85-$95 million
Free cash flow	$245-$255 million	$260-$280 million
Valvoline’s outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in 2018 but would not impact non-GAAP adjusted results.
Conference Call Webcast
Valvoline will host a live audio webcast of its third-quarter fiscal 2018 conference call at 9 a.m. ET on Thursday, Aug. 2, 2018. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.
Basis of Presentation
For periods following Valvoline’s initial public offering in September 2016, various assets and liabilities were transferred to Valvoline from its former parent company, Ashland Global Holdings Inc. (“Ashland”), and Valvoline operated as a stand-alone business with arms-length transition service agreements with Ashland. On May 12, 2017, Ashland distributed its remaining interest in Valvoline to Ashland shareholders, completing Valvoline’s separation from Ashland (the “Separation”).
Valvoline’s consolidated and segment results for periods prior to the Separation are not necessarily indicative of the company’s future performance and do not reflect what the company’s financial performance would have been had it been an independent public company during the period presented.
Additionally, certain prior-year amounts have been reclassified to conform to current-year presentation. Valvoline early adopted new accounting guidance, effective for fiscal 2018, which reclassifies non-service pension and OPEB income as non-operating income.
Use of Non-GAAP Measures

To aid in the understanding of Valvoline’s ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.
The following are the non-GAAP measures management has included and how management defines them:

•	EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;

•
Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan non-service income and remeasurement adjustments; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);

•	Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments as applicable;

•
Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA, above, as well as the estimated net impact of the enactment of tax reform; and

•	Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP, and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.
Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan non-service income and remeasurement adjustments, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the Company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures will continue to include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.
Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures and certain other adjustments, as applicable, management is able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.
Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, you should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.
About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans over 150 years, during which it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It also operates and franchises the No. 2 quick-lube chain by number of stores in the United States with more than 1,150 Valvoline Instant Oil ChangeSM centers and the No. 3 quick-lube chain by number of stores in Canada with more than 70 Great Canadian Oil Change locations. It also markets Valvoline lubricants and automotive chemicals, including the new Valvoline™ Modern Engine Full Synthetic Motor Oil, which is specifically engineered to protect against carbon build-up in Gasoline Direct Injection (GDI), turbo and other engines manufactured since 2012; Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Synthetic motor oil; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.
Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections, statements related to Valvoline’s business plans and operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made, and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Investor Relations
Sean T. Cornett
+1 (859) 357-2798
scornett@valvoline.com

Media Relations
Valerie Schirmer
+1 (859) 357-3235
vschirmer@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2018	2017	2018	2017
Sales	$577	$534	$1,691	$1,537
Cost of sales	376	337	1,088	957
GROSS PROFIT	201	197	603	580
Selling, general and administrative expenses	110	102	328	294
Legacy and separation-related expenses, net	(3)	13	14	25
Equity and other income	(8)	(5)	(29)	(20)
OPERATING INCOME	102	87	290	281
Net pension and other postretirement plan non-service income and remeasurement adjustments	(10)	(17)	(30)	(60)
Net interest and other financing expenses	15	10	45	28
INCOME BEFORE INCOME TAXES	97	94	275	313
Income tax expense	33	38	154	114
NET INCOME	$64	$56	$121	$199

NET EARNINGS PER SHARE
BASIC	$0.33	$0.27	$0.61	$0.97
DILUTED	$0.33	$0.27	$0.61	$0.97

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	195	204	199	204
DILUTED	196	204	200	204

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	June 30	September 30
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$107	$201
Accounts receivable, net	461	385
Inventories, net	196	175
Other current assets	26	29
Total current assets	790	790

Noncurrent assets
Property, plant and equipment, net	399	391
Goodwill and intangibles, net	398	335
Equity method investments	33	30
Deferred income taxes	147	281
Other noncurrent assets	82	88
Total noncurrent assets	1,059	1,125

Total assets	$1,849	$1,915

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Short-term debt	$—	$75
Current portion of long-term debt	26	15
Trade and other payables	176	192
Accrued expenses and other liabilities	223	196
Total current liabilities	425	478

Noncurrent liabilities
Long-term debt	1,231	1,034
Employee benefit obligations	303	342
Other noncurrent liabilities	178	178
Total noncurrent liabilities	1,712	1,554

Stockholders’ deficit	(288)	(117)

Total liabilities and stockholders’ deficit	$1,849	$1,915

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Nine months ended
	June 30
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$121	$199
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	39	30
Debt issuance cost and discount amortization	2	2
Deferred income taxes	71	—
Equity income from affiliates	(12)	(10)
Distributions from equity affiliates	8	7
Pension contributions	(13)	(16)
Gain on pension and other postretirement plan remeasurements	—	(8)
Gain on sale of assets	(4)	—
Foreign currency exchange loss	3	—
Stock-based compensation expense	10	6
Change in operating assets and liabilities (a)	(44)	(53)
Total cash provided by operating activities	181	157

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(51)	(43)
Acquisitions, net of cash acquired	(71)	(66)
Proceeds from sale of operations	5	—
Total cash used in investing activities	(117)	(109)

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from Ashland	—	5
Proceeds from borrowings, net of issuance costs	170	75
Repayments on borrowings	(39)	(87)
Repurchases of common stock	(220)	(50)
Purchase of additional ownership in subsidiary	(15)	—
Cash dividends paid	(45)	(30)
Other financing activities	(6)	—
Total cash used in financing activities	(155)	(87)
Effect of currency exchange rate changes on cash and cash equivalents	(3)	(1)
DECREASE IN CASH AND CASH EQUIVALENTS	(94)	(40)
Cash and cash equivalents - beginning of period	201	172
CASH AND CASH EQUIVALENTS - END OF PERIOD	$107	$132

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended
	June 30
	2018				2017
	Sales	Operating income (loss)	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Core North America	$264	$41	$5	$46	$258	$48	$4	$52
Quick Lubes	167	38	7	45	139	34	6	40
International	146	20	2	22	137	18	2	20
Total operating segments	577	99	14	113	534	100	12	112
Unallocated and other (a)		3		13		(13)		4
Total results	577	102	14	126	534	87	12	116
Key items:
Pension and other postretirement plan non-service income		—		(10)		—		(17)
Legacy and separation-related expenses, net		(3)		(3)		13		13
Acquisition-related foreign currency exchange loss (b)		2		2		—		—
Adjusted results	$577	$101	$14	$115	$534	$100	$12	$112

	Nine months ended
	June 30
	2018				2017
	Sales	Operating income (loss)	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Core North America	$773	$130	$13	$143	$748	$156	$10	$166
Quick Lubes	479	111	21	132	394	94	16	110
International	439	63	5	68	395	56	4	60
Total operating segments	1,691	304	39	343	1,537	306	30	336
Unallocated and other (a)		(14)		16		(25)		35
Total results	1,691	290	39	359	1,537	281	30	371
Key items:
Pension and other postretirement plan non-service income		—		(30)		—		(52)
Legacy and separation-related expenses, net		14		14		25		25
Acquisition-related foreign currency exchange loss (b)		2		2		—		—
Gain on pension and other postretirement plan remeasurements		—		—		—		(8)
Adjusted results	$1,691	$306	$39	$345	$1,537	$306	$30	$336

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, separation costs and certain other corporate and non-operational costs.
(b) Key item included within operating income for the Quick Lubes operating segment.

Valvoline Inc. and Consolidated Subsidiaries				Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2018	2017	2018	2017
CORE NORTH AMERICA
Lubricant sales (gallons)	25.5	25.8	73.9	74.5
Premium lubricants (percent of U.S. branded volumes)	49.7%	45.0%	49.1%	45.1%
Gross profit as a percent of sales (a)	34.4%	38.3%	36.5%	40.4%
QUICK LUBES
Lubricant sales (gallons)	6.2	5.6	17.8	16.4
Premium lubricants (percent of U.S. branded volumes)	63.0%	60.3%	62.2%	59.5%
Gross profit as a percent of sales (a)	40.5%	40.2%	40.4%	40.0%
Valvoline operated same-store sales	8.7%	6.9%	9.3%	6.1%
Franchised same-store sales	7.4%	8.3%	8.0%	7.3%
INTERNATIONAL
Lubricant sales (gallons) (b)	14.3	14.6	43.6	43.2
Lubricant sales (gallons), including unconsolidated joint ventures	24.7	24.4	74.4	71.4
Premium lubricants (percent of lubricant volumes)	26.9%	27.7%	26.9%	27.2%
Gross profit as a percent of sales (a)	29.3%	29.5%	29.0%	30.2%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Third Quarter 2018	Second Quarter 2018	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017

Beginning of period	445	442	384	383	374
Opened	4	—	2	2	1
Acquired	1	2	—	1	—
Net conversions between company-owned and franchise	1	1	56	—	9
Closed	—	—	—	(2)	(1)
End of period	451	445	442	384	383

	Franchise
	Third Quarter 2018	Second Quarter 2018	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017

Beginning of period	696	697	743	730	734
Opened	10	2	11	15	6
Acquired	—	—	—	—	—
Net conversions between company-owned and franchise	(1)	(1)	(56)	—	(9)
Closed	(2)	(2)	(1)	(2)	(1)
End of period	703	696	697	743	730

Total VIOC Stores	1,154	1,141	1,139	1,127	1,113

	Express Care
	Third Quarter 2018	Second Quarter 2018	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017

Number of locations at end of period	324	323	320	316	316

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2018	2017	2018	2017

Reported net income	$64	$56	$121	$199
Adjustments:
Pension and other postretirement plan non-service income	(10)	(17)	(30)	(52)
Legacy and separation-related expenses, net	(3)	13	14	25
Acquisition-related foreign currency exchange loss (a)	2	—	2	—
Gain on pension and other postretirement plan remeasurements	—	—	—	(8)
Total adjustments, pre-tax	(11)	(4)	(14)	(35)
Income tax expense of adjustments	6	7	6	20
Income tax adjustments (b)	3	—	76	—
Total adjustments, after tax	(2)	3	68	(15)
Adjusted net income	$62	$59	$189	$184

Reported diluted earnings per share	$0.33	$0.27	$0.61	$0.97
Adjusted diluted earnings per share	$0.32	$0.29	$0.95	$0.90

Weighted average diluted common shares outstanding	196	204	200	204

(a)
Pre-tax adjustments associated with the acquisition-related foreign currency exchange loss are recorded in Selling, general and administrative expenses within the Statements of Consolidated Income. Reported Selling, general and administrative expenses for the three and nine months ended June 30, 2018 were $110 million and $328 million, respectively. Adjusted Selling, general and administrative expenses for the three and nine months ended June 30, 2018 were $108 million and $326 million, respectively.

(b)	Income tax adjustments primarily relate to U.S. and Kentucky tax reform enacted in fiscal 2018.

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Nine months ended
	June 30		June 30
	2018	2017	2018	2017
Adjusted EBITDA - Valvoline
Net income	$64	$56	$121	$199
Add:
Income tax expense	33	38	154	114
Net interest and other financing expenses	15	10	45	28
Depreciation and amortization	14	12	39	30
EBITDA	126	116	359	371
Key items: (a)
Pension and other postretirement plan non-service income	(10)	(17)	(30)	(52)
Legacy and separation-related expenses, net	(3)	13	14	25
Acquisition-related foreign currency exchange loss	2	—	2	—
Gain on pension and other postretirement plan remeasurements	—	—	—	(8)
Adjusted EBITDA	$115	$112	$345	$336

Adjusted EBITDA - Quick Lubes
Operating income	$38	$34	$111	$94
Add:
Depreciation and amortization	7	6	21	16
EBITDA	45	40	132	110
Key item: (a)
Acquisition-related foreign currency exchange loss	2	—	2	—
Adjusted EBITDA	$47	$40	$134	$110

Adjusted EBITDA - Unallocated and Other
Operating income (loss)	$3	$(13)	$(14)	$(25)
Add:
Depreciation and amortization	—	—	—	—
Pension and other postretirement plan non-service income	10	17	30	52
Gain on pension and other postretirement plan remeasurements	—	—	—	8
EBITDA	13	4	16	35
Key items: (a)
Pension and other postretirement plan non-service income	(10)	(17)	(30)	(52)
Legacy and separation-related expenses, net	(3)	13	14	25
Gain on pension and other postretirement plan remeasurements	—	—	—	(8)
Adjusted EBITDA	$—	$—	$—	$—

(a) Key items were recorded in Quick Lubes and Unallocated and Other. The tables above reconcile Quick Lubes and Unallocated and Other operating income (loss) and relevant other items below operating income (loss), as applicable, to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Nine months ended
	June 30
Free cash flow (a)	2018	2017
Total cash flows provided by operating activities	$181	$157
Adjustments:
Additions to property, plant and equipment	(51)	(43)
Free cash flow	$130	$114

		Fiscal year
Free cash flow (a)		2018 Outlook
Total cash flows provided by operating activities		$330 - $345
Adjustments:
Additions to property, plant and equipment		(85 - 90)
Free cash flow		$245 - $255

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.